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                                                                    EXHIBIT 99.1


[INTERNATIONAL WIRE GROUP LOGO]
                                 PRESS RELEASE
                                 FOR IMMEDIATE RELEASE

                                 John Hastings
                                 (314) 719-1831


            INTERNATIONAL WIRE GROUP PRICES OFFERING OF $82 MILLION
                        IN SENIOR SECURED NOTES DUE 2005

ST LOUIS, MAY 29, 2003 -- International Wire Group, Inc. announced today that it has priced an offering of $82 million principal amount of 10.375% Senior Secured Notes Due February 28, 2005. The initial offering price is approximately 96% of the aggregate principal amount, which will result in gross proceeds of approximately $78.8 million and an effective yield to maturity of 13%.

Proceeds will be used to repay in full the company's existing credit facility, cash collateralize certain letters of credit, pay interest on existing subordinated indebtedness, and for general corporate purposes, including working capital.

The offering will be effected through a private placement to the initial purchaser and may be reoffered by the initial purchaser pursuant to Rule 144A and Regulation S of the Securities Act of 1933, as amended. The Notes have not been registered under the Securities Act and, accordingly, may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from such registration requirements.

International Wire Group is a leading manufacturer and marketer of wire products, including bare and tin-plated copper wire and insulated wire products, for other wire suppliers and original equipment manufacturers.

Note: This press release may include forward-looking statements that are subject to risks and uncertainties. A number of factors, including political, currency, regulatory and competitive and technological developments, could result in material differences between actual results and those outlined in any forward looking statements. For additional information, see International Wire Group's filings with the Securities and Exchange Commission.

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